UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

     Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
     (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                    MCI, Inc.
                                    ---------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    552691206
                                    ---------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]   Rule 13d-1(b)
                  [x]   Rule 13d-1(c)
                  [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 552691206                                                      13G                                    Page 2 of 8 Pages
------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Heyvestco LLC
------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                      (b) [X]
------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Connecticut
-------------------------- ---------- ----------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               1,046,200
                           ---------- ----------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ----------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               1,046,200
------------ -----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,046,200
------------ -----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.3%
------------ -----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             OO
------------ -----------------------------------------------------------------------------------------------------------------------

CUSIP NO. 552691206                                                      13G                                    Page 3 of 8 Pages

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Heyman Investment Associates Limited Partnership
------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                      (b) [X]
------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Connecticut
-------------------------- ---------- ----------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               7,718,800
                           ---------- ----------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ----------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               7,718,800
------------ -----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             7,718,800
------------ -----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             2.4%
------------ -----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             PN
------------ -----------------------------------------------------------------------------------------------------------------------

CUSIP NO. 552691206                                                      13G                                    Page 4 of 8 Pages

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Heyman Joint Venture
------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                      (b) [X]
------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Connecticut
-------------------------- ---------- ----------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               1,464,800
                           ---------- ----------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ----------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               1,464,800
------------ -----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,464,800
------------ -----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.4%
------------ -----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             PN
------------ -----------------------------------------------------------------------------------------------------------------------

CUSIP NO. 552691206                                                      13G                                    Page 5 of 8 Pages

------------ -----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    Samuel J. Heyman
------------ -----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                      (b) [X]
------------ -----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ -----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
-------------------------- ---------- ----------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ----------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               7,718,800
                           ---------- ----------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ----------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               7,718,800
------------ -----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             7,718,800
------------ -----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ -----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             2.4%
------------ -----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             IN
------------ -----------------------------------------------------------------------------------------------------------------------

ITEM 1(a).   NAME OF ISSUER:

             MCI, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             22001 Loudoun County Parkway
             Ashburn, Virginia 20147

ITEM 2(a).   NAME OF PERSON FILING:

             (i)      Heyvestco LLC
             (ii)     Heyman Investment Associates Limited Partnership
             (iii)    Heyman Joint Venture
             (iv)     Samuel J. Heyman

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             The principal business office of Heyvestco LLC, Heyman Investment Associates Limited Partnership and Heyman Joint Venture is:

             333 Post Road West
             Westport, Connecticut 06881

             The principal business office of Samuel J. Heyman is:

             667 Madison Avenue - 12th Floor
             New York, New York 10021


ITEM 2(c)    CITIZENSHIP:

             Each of Heyvestco LLC, Heyman Investment Associates Limited Partnership and Heyman Joint Venture is organized under the laws of the state of:

              Connecticut

              The citizenship of Samuel J. Heyman is:

              U.S.A.

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              The title of the class of securities held by each of the filing persons is:

              Common Stock, par value $0.01 per share

ITEM 2(e)     CUSIP NUMBER:

              The CUSIP number for the shares held by each of the filing persons is:

              552691206

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR RULE 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

              (b) [ ]       Bank as defined in Section 3(a)(6) of the Exchange
                            Act.

              (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

              (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

              (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j) [ ]       Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.       OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a)    Amount beneficially owned:

              The responses of the Reporting Persons to Row (9) of the cover pages of this Schedule 13G are incorporated herein by reference. As of December 31, 2005, the Reporting Persons beneficially owned, in the aggregate, 7,718,800 shares of Common Stock, representing approximately 2.4% of the Common Stock (based on 328,155,310 shares of Common Stock outstanding as of October 31, 2005, as set forth in the Issuer's Form 10-Q/A for the period ending September 30, 2005, which was filed with the SEC on January 5, 2006).

              (b)    Percent of class:

              The responses of the Reporting Persons to Row (11) of the cover pages of this Schedule 13G are incorporated herein by reference. As of December 31, 2005, the Reporting Persons beneficially owned, in the aggregate, 7,718,800 shares of Common Stock, representing approximately 2.4% of the Common Stock (based on 328,155,310 shares of Common Stock outstanding as of October 31, 2005, as set forth in the Issuer's Form 10-Q/A for the period ending September 30, 2005, which was filed with the SEC on January 5, 2006).

              (c)    Number of shares as to which the person has:

               (i)      Sole power to vote or to direct the vote:
               (ii)     Shares power to vote or to direct the vote:
               (iii)    Sole power to dispose or to direct the disposition of:
               (iv)     Shared power to dispose or to direct the disposition of:

              The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this statement on Schedule 13G are incorporated herein by reference.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable.

ITEM 10.      CERTIFICATION.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

              After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

         Dated: February 14, 2006

         Heyvestco LLC

         By:   /s/ James R. Mazzeo
              -------------------------------------------
              James R. Mazzeo
              Treasurer


         Heyman Investment Associates Limited Partnership

         By:   /s/ James R. Mazzeo
              -------------------------------------------
              James R. Mazzeo
              Treasurer


         Heyman Joint Venture

         By:   /s/ James R. Mazzeo
              -------------------------------------------
              James R. Mazzeo
              Treasurer


         Samuel J. Heyman

         By:   /s/ Samuel J. Heyman
              -------------------------------------------
              Samuel J. Heyman